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                                                                    Exhibit 10.1


                 AMENDMENT TO EXHIBIT B OF EMPLOYMENT AGREEMENT

                   NON-SOLICITATION AND NON-COMPETE AGREEMENT

         This document serves as an amendment to Exhibit B to that certain Employment Agreement ("Agreement") made as of the 31st day of January, 1998, by and between Daleen Technologies, Inc. (hereinafter called the "Company") and David B. Corey (hereinafter called the "Employee").

         The parties hereto agree that Section 4 of the Exhibit B of the Agreement will be replaced with the following effective as of the date of execution hereof:

         4. SEPARATION BENEFITS.

         A. PROVISION OF SEPARATION BENEFITS. In the event that the Employee's employment with all members of the Company Group is terminated, the Company shall, subject to the requirement of Paragraph B below, provide the separation benefits specified in Paragraph C below unless the Employee's termination of employment results from:

                  1. The Employee voluntarily resigning or otherwise terminating his employment or services (including job abandonment, death or disability) with any member of the Company Group for any reason unless such termination is a Constructive Discharge.

                  2. The termination of the Employee's employment by a member of the Company Group at a time when the Employee has an offer of immediate employment with another member of the Company Group.

                  3. The termination of the Employee's employment by a member of the Company Group for "Cause".

         B. SEPARATION BENEFITS CONTINGENT ON EXECUTED AND VALID RELEASE. No separation benefits specified in Paragraph C below shall be provided to the Employee unless and until the Employee has executed a separation and release agreement with the Company (see attachment - Separation and Release Agreement), and such separation and release agreement has become valid and enforceable. Such separation and release agreement shall contain provisions in which (1) the Employee shall agree to a date of termination of employment with all members of the Company Group, and (2) the Employee shall release and discharge the Company Group and their related employees, directors, consultants, advisors, and other persons from any claim or liability, whether known or unknown, arising out of the Employee's employment with members of the Company Group or the termination of such employment.

         C. SEPARATION BENEFITS TO BE PROVIDED. The separation benefits that the Employee shall receive under Paragraph A above shall consist of:

                  1. A cash amount equal to one-twelfth (1/12) of the regular annual salary (exclusive of bonuses, commissions, and any other extra compensation) of the Employee in effect as of the Employee's date of termination of employment multiplied by the number of months of the Employee's Separation Period, which shall be paid to the Employee in installments consistent with the Company's general payroll practices over the Employee's Separation Period; and

                  2. Reimbursement of any COBRA group health plan premiums paid to a group health plan of the Company by the Employee and/or any of the Employee's covered dependents for the coverage of the Employee and/or any of the Employee's covered dependents during the Separation Period. However, notwithstanding the foregoing, in the event that the Employee and his covered dependents become entitled, by reason of subsequent employment with an employer, to group health plan coverage under a



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                           group health plan of such subsequent employer, the
                           Employee shall promptly provide written notification to the Company of such entitlement, and no reimbursements of COBRA group health plan premiums shall be paid to the Employee after the date on which the Employee and his dependents became entitled to such coverage. Reimbursements of any COBRA group health plan premiums will be made to the Employee within fifteen (15) days following submission of proof of the expense and the payment thereof by the Employee and/or his covered dependents.

                  3. Should the Employee and all of his covered dependents not elect any COBRA continuation coverage under any of the Company's group health plans, the Company shall pay to the Employee an amount in cash equal to one-half (1/2) the amount that would have been reimburseable to the Employee under subsection 2 above assuming (1) that the Employee had elected COBRA continuation coverage for himself and all of his covered dependents, and (2) that Employee had submitted evidence of such COBRA premium expenses on the date that the COBRA premiums would have been due. In the event that the Employee becomes entitled, by reason of subsequent employment with an employer, to group health plan coverage for himself and his covered dependents under a group health plan of such subsequent employer, the Employee shall promptly provide written notification to the Company of such entitlement, and no further payments under this subsection 3 shall be paid to the Employee after the date on which such notification is received.

                  4. Continuation of Relocation Benefits as outlined in the Relocation Agreement executed on July 11, 2001 by and between the Employee and the Company.

                           All payments under this Paragraph C will be subject to applicable federal, state and local tax withholdings. In the event of the death of Employee before all payments under this Paragraph C have been paid to the Employee, the remaining payments required under this Paragraph C shall be paid to the Employee's estate.

         D. DEFINITIONS. For this purpose, the following terms shall have the following meanings:

                  1. The term "Disability" shall mean that the Employee has been determined to be disabled under the company's long-term disability plan, if any, and/or under the Federal Social Security Act.

                  2. The term "Cause" shall mean an act or acts by the Employee involving (a) the use for profit or willful disclosure to unauthorized persons of confidential information or trade secrets of the Company, a Parent or a Subsidiary in violation of company policy or company agreements with such persons protecting such matters, (b) the material and willful breach of any written contract between the Employee and the Company, a Parent or a Subsidiary, or of any employment or business policies of the Company, a Parent or a Subsidiary (including, without limitation, theft or misuse of Company property) (c) the unlawful trading in the securities of the Company, a Parent or a Subsidiary, or of another corporation based on information gained as a result of the performance of services for the Company, a Parent or a Subsidiary, (d) a conviction for, or pleading NOLO CONTENDERE to, a felony or other crime involving moral turpitude or dishonesty (other than traffic violations and similar misdemeanors), or (e) any other act or omission by Employee which is in violation of the Agreement or written company policy and which the Company in good faith believes has occurred to its material detriment and about which Employee has received at least one (1) written warning by the Company




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                           and despite such prior written warning, Employee has
                           on a second occasion committed such act or omission.

                  3. The term "Company Group" shall mean the Company and any parent or subsidiary of the Company (or a successor entity of any such entity).

                  4. The term "Separation Period" shall mean twelve (12) months; provided, however, to the extent that the Employee receives any payments of base salary, excluding any earned vacation pay, prior to his termination of employment for a period of time while he is performing no (or DE MINIMIS) services for the Company Group, such period of time shall be subtracted from his Separation Period.

                  5. The term "Constructive Discharge" shall mean a termination of employment by the Employee within thirty (30) days following notice to the Employee of any of the following:

                           (a) FORCED RELOCATION OR TRANSFER. The Employee may continue employment with a member of the Company Group, but such employment is contingent on the Employee being transferred to a site of employment that is located more than fifty (50) miles from the Employee's current site of employment. For this purpose, a Employee's site of employment shall be the site of employment to which the Employee is assigned as his or her home base, from which the Employee's work is assigned, or to which the Employee reports.

                           (b) DECREASE IN SALARY OR POTENTIAL BONUS. The Employee may continue employment with a member of the Company Group, but such employment is contingent upon the Employee's acceptance of (i) a salary or wage rate which is less than the Employee's prior salary or wage rate, or (ii) a reduction in the bonus or incentive compensation that the Employee has the opportunity to receive pursuant to a plan or agreement approved by the Board ("Target Bonus"), with Target Bonus defined as a percentage of base salary or base compensation plus any additional performance over-achievement component provided pursuant to such plan or agreement. Notwithstanding the foregoing, the Board shall have the authority on an annual basis to change the performance criteria set forth in any such plan or agreement pursuant to which an Employee's Target Bonus is determined and such action shall not constitute a "Constructive Discharge."

                           (c) SIGNIFICANT AND SUBSTANTIAL REDUCTION IN BENEFITS. The Employee may continue employment with a member of the Company Group, but such employment is contingent upon the Employee's acceptance of a reduction in the benefits provided by one or more employee benefit plans (as defined in ERISAss.3(3)) of the Company which is both significant and substantial when expressed as a dollar amount or when expressed as a percentage of the Employee's cash compensation. The determination of whether a reduction in benefits provided by employee benefit plans is significant and substantial shall be made on the basis of all pertinent facts and circumstances, including the entire benefit package provided to the Employee, and any salary or wages paid to the Employee. However, notwithstanding the preceding, any modification or elimination of benefits which results solely from the provision of new benefits to Employee as a result of (1) a change of the Employee's employment from employment with one member of the Company Group to another member of the Company Group, (2) a change or elimination of benefits where such changed or eliminated benefits effect similarly situated executive employees, or (3) the provision of new benefits by a successor employer as a result of a change of the Employee's employment from employment with a member



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                                    of the Company Group to employment with such
                                    successor, shall not be deemed a Significant and Substantial Reduction in Benefits.

                           (d) SIGNIFICANT DIMINUTION OF DUTIES. Without the Employee's consent, the Employee's duties and responsibilities (and, for periods PRIOR to the occurrence of any "Change of Control" (as defined in the Daleen Technologies, Inc. 2001 Broad-Based Stock Incentive Plan), the Employee's title) as an employee are significantly reduced or altered such that the Employee's duties and responsibilities (or title, if applicable) are not comparable in scope or type to the Employee's duties and responsibilities (or title, if applicable) prior to such change.

                           (e) COMPANY'S BREACH OF EMPLOYMENT AGREEMENT. The Company (or a successor employer) materially breaches the terms of any written employment agreement or comparable agreement that is in place between the Company and the Employee, and the Company fails to remedy such breach following notice of breach from the Employee and a reasonable opportunity to cure.

         All other provisions of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have hereunto set forth their signatures as of this 10TH day of SEPTEMBER, 2001.

EMPLOYEE:                                   COMPANY:

                                            Daleen Technologies, Inc.

/s/ David B. Corey
------------------------------------
David B. Corey

                                            By: /s/ James Daleen
                                                --------------------------------
                                            Its: CHIEF EXECUTIVE OFFICER






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